EXHIBIT 99

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
AUGUST 2004

	Units *	Utilization

Gorilla Jack-ups:
Gulf of Mexico	5	95%
Canada	1	100%
North Sea	1	100%
Total	7	96%

Other Jack-ups:
Gulf of Mexico	17	98%

Semi-submersible:
Gulf of Mexico	1	100%
Total	25	98%

* Number of units at August 31, 2004

Note: Only revenue-producing days are used in computing rig utilization.